Exhibit 99.1
January 5, 2004 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN FORECASTS STRONGER 2003 RESULTS

Birmingham, Alabama - January 5, 2004 - Vulcan Materials Company (NYSE:VMC) today announced that earnings from continuing operations for the fourth quarter of 2003 are expected to be at least $0.57 per diluted share, exceeding the $0.37 to $0.52 per diluted share guidance issued previously. The upward revision is due primarily to stronger aggregates shipments in Construction Materials and improved results in Chemicals. Comparable earnings for the fourth quarter of 2002 were $0.37 per diluted share. For the full year, earnings from continuing operations before the cumulative effect of accounting changes are expected to be at least $2.15 per diluted share as compared to the $1.92 reported for 2002.

Don James, Chairman and CEO of Vulcan, stated, "We are pleased with the improved sales activity in each of our business segments. During the quarter, demand for aggregates has remained strong. In Chemicals, plant operating efficiencies and sales volume in most products, particularly chlorine and chlorinated organics, have shown steady improvement from the prior year."

Actual fourth quarter results will be released after the close of business on February 2, 2004. The Company will host a conference call at 11:00 a.m. EST (10:00 a.m. CST) on February 3, 2004. Guidance for 2004 will be discussed at that time.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a significant industrial chemicals manufacturer.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the depressed demand for the Company's chemical products; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.

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